Exhibit 23.1

Deloitte & Touche LLP
U .S. Bancorp Tower
111 Southwest Fifth Aveenue
Portland, OR 97204-3642 USA
Tel: +1 503 222 1341
Fax: +1 503 224 2172
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2022, relating to the financial statements of Portland General Electric Company and the effectiveness of Portland General Electric Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

August 1, 2022
Portland, OR